UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

________________

FORM 8-K

CURRENT REPORT,
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported):  November 12, 2013

CHYRONHEGO CORPORATION
(Exact Name of Registrant as Specified in its Charter)

New York	01-09014	11-2117385
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5 Hub Drive
Melville, New York	11747
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (631) 845-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On November 12, 2013 (the "Effective Date"), ChyronHego Corporation, Chyron Holdings, Inc., and Chyron International Corporation (collectively the "Company"), entered into an Amended and Restated Loan and Security Agreement (the "Agreement") with Silicon Valley Bank ("SVB"). The Agreement amends and restates in its entirety that certain Loan and Security Agreement dated as of June 19, 2008, between the Company and SVB, as amended by a certain First Loan Modification Agreement dated as of April 16, 2009, between the Company and SVB, as further amended by a certain Second Loan Modification Agreement dated as of June 18, 2009, between the Company and SVB, as further amended by a certain Third Loan Modification Agreement dated as of March 24, 2010, between the Company and SVB, as further amended by a certain Fourth Loan Modification Agreement dated as of March 24, 2011, between the Company and SVB, as further amended by a certain Fifth Loan Modification Agreement dated as of December 28, 2011, between the Company and SVB, as further amended by a certain Sixth Loan Modification Agreement dated as of August 13, 2012, between the Company and SVB, as further amended by a certain Seventh Loan Modification Agreement, dated as of March 1, 2013 and as further amended by that certain Eighth Loan Modification and Waiver Agreement, dated as of August 5, 2013 (as amended, the "Prior Loan Agreement"). The Company and SVB agreed that, notwithstanding the fact that the Revolving Line Maturity Date (as such term is defined in the Prior Loan Agreement), had passed, the Agreement and all Loan Documents (and all terms and provisions contained therein) were deemed to be reinstated and in full force and effect as if the Revolving Line Maturity Date did not occur prior to the Effective Date of the Agreement.  The Agreement expires on October 10, 2015.

The Agreement requires that the Company comply with an adjusted quick ratio ("AQR") financial covenant of at least 1.25 to 1.0, to be tested as of the last day of each month. The AQR, as defined in the Agreement, is a measure of the Company's (x) unrestricted cash plus gross billed accounts receivable, divided by (y) current liabilities minus deferred revenue, where current liabilities are all liabilities that mature within one year plus all obligations and liabilities of the Company to SVB, including letters of credit, foreign exchange forward contracts, and amounts used for cash management services, without duplication. In addition to this financial covenant, the Agreement requires the Company to comply with various other affirmative and negative covenants, including, but not limited to, restrictions on additional indebtedness, additional liens and sales of assets, and payment of cash dividends or making any distribution or payment, or redemption, retirement or purchase of any capital stock of the Company, in all cases subject to various exceptions set forth in the Agreement. Failure to comply with the covenants, or the occurrence of various events of default under the Agreement, may result in the acceleration of the Company's obligations, if any, thereunder.

Under the Agreement, the Company may draw advances in an aggregate principal amount not to exceed the lesser of $4,000,000 or an amount equal to 80% of eligible accounts receivable of the Company, as determined under the Agreement. If at any time the aggregate principal amount outstanding exceeds the lesser of $4,000,000 or 80% of eligible accounts receivable, the Company must immediately pay to SVB in cash the amount of such excess. Interest on advances under the Agreement will accrue at a floating annual rate equal to (i) if the most recently reported AQR is 1.5 to 1.0, or greater, at the Wall Street Journal prime rate plus 1.25% per annum, or (ii) if the most recently reported AQR is at least 1.25 to 1.0 but less than 1.5 to 1.0, at the Wall Street Journal prime rate plus 1.75%. Interest is computed on a 360-day year and is payable monthly on the last calendar day of each month. Collections of accounts receivable are required to be deposited in a lock box account at SVB. When the AQR is less than 1.5 to 1.0, collections will be applied to repayment of any advances outstanding. When the AQR is equal to or greater than 1.5 to 1.0, collections will be applied to the Company's operating account at SVB, and any outstanding advances may remain static. All amounts outstanding must be repaid on the expiration date of the Agreement.

Borrowings under the Agreement are secured by a lien on all assets of the Company, excluding: (i) intellectual property, which the Company has agreed not to pledge to any other party except for certain permitted licensing arrangements; (ii) any equipment whose purchase is financed by any other lender or lessor, solely to the extent the security agreement with such lender or lessor prohibits junior liens on such equipment, and only until the lien held by such lender or lessor is terminated or released with respect to such equipment; and (iii) any interest of the Company in any of its foreign subsidiaries, which the Company has agreed not to encumber.

A copy of the Amended and Restated Loan and Security Agreement is filed as Exhibit 10.1 to this Form 8-K, and the information contained therein is incorporated herein by reference.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(a) The information disclosed above in Item 1.01 "Entry into a Material Definitive Agreement" is hereby incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits
10.1	Amended and Restated Loan and Security Agreement between ChyronHego Corporation, Chyron Holdings, Inc. and Chyron International Corporation and Silicon Valley Bank dated November 12, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

CHYRONHEGO CORPORATION

By:	/s/ Jerry Kieliszak
Name:	Jerry Kieliszak
Title:	Senior Vice President and
Chief Financial Officer

Date:  November 18, 2013

Exhibit No.	Description

10.1	Amended and Restated Loan and Security Agreement between ChyronHego Corporation, Chyron Holdings, Inc. and Chyron International Corporation and Silicon Valley Bank dated November 12, 2013